Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

dELiA*s, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-131678) and in the Registration Statement on Form S-3 (No. 333-182236) of dELiA*s, Inc. of our report dated April 23, 2013 (except for Note 2 as to which the date is September 13, 2013), relating to the consolidated financial statements and the financial statement schedule for the year ended February 2, 2013 which appear in this Form 8-K filed with Securities and Exchange Commission on September 13, 2013.

/s/ BDO USA, LLP

New York, New York

September 13, 2013